Exhibit 99

GORMAN-RUPP REPORTS FOURTH QUARTER AND RECORD 2013 FINANCIAL RESULTS

Mansfield, Ohio – February 7, 2014 – The Gorman-Rupp Company (NYSE MKT: GRC) reports financial results for the fourth quarter and year ended December 31, 2013.

Net sales during the fourth quarter 2013 increased 3.3% to $91.6 million compared to $88.7 million during the same period in 2012. Domestic sales increased 6.2% or $3.4 million while international sales decreased 1.6% or $0.5 million. Sales in our water end markets increased $2.4 million largely due to domestic water supply projects. Sales in our non-water end markets were principally unchanged.

Net sales for the year ended December 31, 2013 were a record $391.7 million compared to $375.7 million during the same period in 2012, an increase of 4.3%. Domestic sales increased 7.5% or $17.9 million while international sales decreased 1.4% or $1.9 million. The increase in water end market sales of $13.3 million was primarily due to shipments for the fire and agricultural markets and for Gulf Coast flood control projects in the first half of 2013. This increase was partially offset by reduced construction market demand for pumps from rental businesses as compared to this market’s strong sales early in 2012. Increased shipments for the petroleum and industrial markets were the major contributors to the increase in our non-water market sales of $2.6 million.

Due to continuing lump-sum retirement payments, the Company recorded a GAAP-required $0.7 million non-cash pension settlement charge during the fourth quarter of 2013 relating to its defined benefit pension plan compared to $2.9 million during the same period in 2012. This charge was not required to be recognized in 2012 until the actuarial payments threshold was exceeded in the fourth quarter. In 2013, these charges were required to be recognized in each quarter, as the actuarial payments threshold was exceeded early in the year, and totaled $4.2 million.

Gross profit was $21.5 million for the fourth quarter 2013 resulting in gross margin of 23.4% compared to 21.3% in the same period in 2012. The increase in gross margin was principally due to sales mix changes and the lower non-cash pension settlement charge during the current quarter as described above. Excluding the pension settlement charges, gross margin would have been 23.9% and 23.5%, respectively. Operating income was $8.1 million resulting in operating margin of 8.9% in 2013 compared to 6.0% 2012. Excluding the pension settlement charges, operating margin would have been 9.6% and 9.4%, respectively.

Net income was $7.2 million during the fourth quarter 2013 compared to $3.7 million in the fourth quarter 2012 and earnings per share were $0.28 and $0.14 for the respective periods. Other income includes a non-recurring asset sale gain of $2.4 million in the fourth quarter. Excluding the pension settlement charges described above, earnings per share would have been $0.29 and $0.21 for the fourth quarter 2013 and 2012, respectively.

Gross profit was a record $93.7 million in 2013 resulting in gross margin of 23.9% compared to 24.0% in 2012. Operating income was $41.9 million resulting in operating margin of 10.7% in 2013 compared to 11.2% in 2012. Excluding the previously described pension settlement charges, gross margin would have been 24.6% and 24.5%, respectively, and operating margin would have been 11.8% for 2013 and 12.0% for 2012.

Net income for 2013 was a record $30.1 million compared to $28.2 million in 2012 and earnings per share were $1.15 and $1.07 for the respective periods. Excluding the pension settlement charges, earnings per share would have been $1.25 and $1.15 for 2013 and 2012, respectively.

The Company’s backlog of orders was $182.2 million at December 31, 2013 compared to $143.4 million a year ago and $190.7 million at September 30, 2013. The increase in backlog from a year ago reflects the 2013 award of the Permanent Canal Closure Project (“PCCP”) contract of approximately $60.0 million to supply major flood control pumps to a member of a joint venture construction group for a significant New Orleans flood control project. Approximately $57.6 million of the project remain in the December 31, 2013 backlog total. The pumps for this project are expected to be shipped primarily in the second half of 2014 and first half of 2015.

The Company generated a record $50.4 million in operating cash flow during 2013 and continues to have a strong and flexible balance sheet. Cash and short-term investments totaled $31.4 million and short-term bank debt was $9.0 million at December 31, 2013. Working capital increased 15.9% from December 31, 2012 to $128.5 million at December 31, 2013 principally due to increased 2013 net sales and debt reduction.

“Our financial results showed continued strong operating performance during the quarter and year with improved sales, earnings and cash flow,” said Jeffrey S. Gorman, President and CEO. “We are beginning to see some evidence of stabilization in key markets Gorman-Rupp serves and, with a strong order backlog, 2014 should be a solid year for the Company.”

Safe Harbor Statement

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Such factors include, but are not limited to: (1) continuation of the current and expected future business environment; (2) changes in government budgets and in laws and regulations, including taxes; (3) the successful integration of acquisitions; (4) the Company’s future non-cash pension settlement charges; (5) unforeseen delays or disruptions in the New Orleans flood control project; and (6) the Company’s future cash flow and financial condition. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

David P. Emmens

Corporate Secretary

The Gorman-Rupp Company

Telephone (419) 755-1477

NYSE MKT: GRC

For additional information, contact Wayne L. Knabel, Chief Financial Officer, Telephone (419) 755-1397.

The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire protection, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

The Gorman-Rupp Company and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

(in thousands of dollars, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Net sales	$91,607	$88,657	$391,665	$375,691
Cost of products sold	70,142	69,751	298,010	285,540

Gross profit	21,465	18,906	93,655	90,151
Selling, general and administrative expenses	13,355	13,548	51,734	47,968

Operating income	8,110	5,358	41,921	42,183
Other income (expense) - net	2,477	(21)	2,356	264

Income before income taxes	10,587	5,337	44,277	42,447
Income taxes	3,415	1,649	14,173	14,244

Net income	$7,172	$3,688	$30,104	$28,203

Earnings per share	$0.28	$0.14	$1.15	$1.07

The Gorman-Rupp Company and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands of dollars)

	December 31,	December 31,
	2013	2012
Assets
Cash and cash equivalents	$31,376	$20,373
Accounts receivable - net	59,374	58,712
Inventories	89,946	90,898
Deferred income taxes and other current assets	8,593	5,692

Total current assets	189,289	175,675
Property, plant and equipment - net	131,189	123,066
Other assets	3,657	4,156
Goodwill and other intangible assets	31,503	32,286

Total assets	$355,638	$335,183

Liabilities and shareholders’ equity
Accounts payable	$17,882	$14,897
Short-term debt	9,000	22,000
Accrued liabilities and expenses	33,878	27,924

Total current liabilities	60,760	64,821
Pension benefits	—	7,517
Postretirement benefits	18,393	22,399
Deferred and other income taxes	12,345	5,727

Total liabilities	91,498	100,464
Shareholders’ equity	264,140	234,719

Total liabilities and shareholders’ equity	$355,638	$335,183

Shares outstanding	26,253,043	26,246,116

Shares outstanding and per share data reflect the 5 for 4 stock split effective December 10, 2013.